Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         ASHLIN DEVELOPMENT CORPORATION

1. The name of the corporation is Ashlin Development Corporation (the "Corporation").

2. Pursuant to Section 607.10025 of the Florida Business Corporation Act (the "Act"), the Corporation hereby combines the Corporation's outstanding shares of common stock, $.001 par value per share ("Common Stock"), such that as of the Effective Time (as defined below) the issued and outstanding shares of Common Stock (the "Old Common Stock") shall automatically, and without further act, be converted into shares of Common Stock (the "New Common Stock") at a ratio of one share of New Common Stock for each 1.249419586 shares of Old Common Stock.

3. The first paragraph of Article IV of the Corporation's Articles of Incorporation is hereby amended to read as follows:

                                   "ARTICLE IV

                                  CAPITAL STOCK

     The total number of shares of each class that the corporation shall have the authority to issue is 128,059,462 shares, consisting of:

     (a) 120,055,746 shares of common shares (the "Common Shares"), par value $.001 per share;

     (b) 8,003,716 shares of preferred shares (the "Preferred Shares"), par value $.001 per share"

4. Neither this share combination nor these Articles of Amendment adversely affect the rights or preferences of the holders of outstanding shares of any class or series, and neither result in the percentage of authorized shares remaining unissued after the share division exceeding the percentage of authorized shares unissued before the division.

5. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on November 5, 2005. Pursuant to Section 607.10025 of the Act, no shareholder approval is necessary to effectuate these Articles of Amendment.

     6. These Articles of Amendment shall become effective at 9:00 a.m. (Eastern Standard Time) on Monday, November 21, 2005 (the "Effective Time").


     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment on this 17th day of November 2005.

                                     ASHLIN DEVELOPMENT CORPORATION



                                    By:   /s/  James A. Brown
                                             Name: James A. Brown
                                             Title: Chief Executive Officer